Exhibit (a)(10)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares and/or ADSs. The U.S. Offer is made solely by the Offer to Purchase dated September 17, 2008 and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery and any amendments or supplements thereto. The U.S. Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the U.S. Offer in any jurisdiction and extend the U.S. Offer to holders in such jurisdiction. In those jurisdictions where it is required that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made an behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
and American Depositary Shares

of

Compañía de Telecomunicaciones de Chile S.A.

at

1,000 Chilean pesos Net Per Share of Series A Common Stock

900 Chilean pesos Net Per Share of Series B Common Stock

and

4,000 Chilean pesos Net Per American Depositary Share
(each representing 4 Shares of Series A Common Stock)

by

Inversiones Telefónica Internacional Holding
Limitada
a limited liability company indirectly owned by

Telefónica, S.A.

Inversiones Telefónica Internacional Holding Limitada (the “Purchaser”), a limited liability company organized and existing under the laws of the Republic of Chile and a wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized under the laws of the Kingdom of Spain, hereby offers to purchase (1) any and all of the outstanding shares of Series A Common Stock and Series B Common stock, no par value (the “Shares”) of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile, other than Shares currently owned directly or indirectly by Telefónica, from all holders of Shares resident in the United States (the “U.S. Holders”), for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 shares of Series A Common Stock, for 4,000 Chilean pesos per ADS, in each case payable in United States dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes (the “U.S. Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 17, 2008 (the “Offer to Purchase”) and in the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which, as the same may be amended and supplemented from lime to time, constitute the “U.S. Offer”). The purchase price for Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by reference to the average exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile (the “Observed Exchange Rate”) as in effect on the Expiration Date (as defined below).

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 P.M., NEW YORK
CITY TIME, ON THURSDAY, OCTOBER 16, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

Concurrent with the U.S. Offer, the Purchaser is offering to purchase (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”) from all holders of Shares (including Shares held by U.S. Holders) any and all of the outstanding Shares, other than Shares currently owned directly or indirectly by Telefónica, for 1,000 Chilean pesos per Series A Share and 900 Chilean pesos per Series B Share, net to the seller in cash and without interest (the “Chilean Offer Price” and, together with the U.S. Offer Price, the “Offer Price”). The Chilean Offer will be made on substantially the same terms as the U.S. Offer. The U.S. Offer is open to U.S. Holders of Shares and all holders of ADSs. Non-U.S. Holders of Shares must tender their Shares into the Chilean Offer. U.S. Holders of Shares may tender their Shares into either the U.S. Offer or the Chilean Offer. Holders of ADSs must tender their Shares into the U.S. Offer. In the event that the price per Share to be paid in the Chilean Offer is increased, the Purchaser will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer. Except as otherwise required by applicable law and regulations, Telefónica intends to cause the U.S. Offer to be consummated concurrently with the Chilean Offer.

Both the U.S. Offer and the Chilean Offer are conditioned upon, among other conditions, (i) the shareholders of the Company approving bylaw amendments that would eliminate the restriction currently contained I the Company’s bylaws that limits to 45% the percentage of Shares that may be owned or voted by one shareholder, directly or through related persons, at a special meeting of the shareholders requested for such purpose, and (ii) there being validly tendered and not withdrawn prior to the expiration date of the Offers a number of Shares (including Shares represented by ADSs) that, together with the Shares already owned directly or indirectly by Telefónica, would represent at least 75% of the total number of outstanding Shares (including Shares represented by ADSs) of the Company. The Offers are also subject to certain other conditions. See “The U.S. Offer — Section 12 — Certain Conditions of the U.S. Offer” of the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (1) extend the U.S. Offer and, subject to certain conditions and to the holder’s withdrawal rights as set forth in “The U.S. Offer — Section 5 — Withdrawal Rights” of the Offer to Purchase, Citibank, N.A., the depositary agent for the ADSs in the U.S. Offer (the “U.S. Depositary”), and Santander Investment S.A. Corredores de Bolsa, the depositary agent for the Shares in the U.S. Offer (the “Share Depositary”) may retain all Shares and ADSs which have been tendered until expiration of the U.S. Offer as so extended, (2) waive or amend any such condition to the U.S. Offer in whole or in part, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”), purchase all Shares and ADSs validly tendered, or (3) decline to purchase any of the Shares and ADSs tendered in the U.S. Offer, terminate the U.S. Offer and return all tendered Shares and ADSs to the tendering holders of the Shares and ADSs.

As of the date hereof, the Board of Directors of the Company has not taken, and is not expected to take, a position with respect to the Offers. The laws of the Republic of Chile do not require that the Board of Directors of the Company take any position with respect to the Offers, except that each member of the Board of Directors has to deliver, within five business days from the commencement of the Chilean Offer, an opinion as to whether tendering into the Chilean Offer is in the best interests of holders of Shares.

Tendering holders of Shares who have Shares registered in their own name and who tender directly to the Share Depositary will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the U.S. Offer. Tendering holders of ADSs who have ADSs registered in their own name and who tender directly to the U.S. Depositary will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the sale of their ADSs pursuant to the U.S. Offer. Tendering holders of Shares and tendering holders of ADSs who own Shares and/or ADSs through a broker or other nominee, and such broker or nominee tenders their Shares and/or ADSs on their behalf, may have to pay a fee to such broker or nominee.

As of September 16, 2008, there were 957,157,085 Shares issued and outstanding, including approximately 174,004,776 Series A Shares evidenced by ADSs. Telefónica, directly or indirectly, owns 429,733,011 Shares, representing approximately 44.9% of the outstanding Shares. Five of the seven members of the Company’s Board of Directors are affiliates of Telefónica.

For purposes of the U.S. Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares and ADSs when and if the Purchaser gives oral or written notice to the U.S. Depositary or the Share Depository, as applicable, of its acceptance of the tenders of such Shares and ADSs. Payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the Share Depositary, which will act as agent for the tendering holders of Shares, or the U.S. Depository, which will act as agent for the tendering holders of ADSs, respectively, for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. In all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Share Depositary of (a) either (1) titulo(s) (certificates of title) and a certificate from the share department of the Company or the Deposito Centrol de Valores (“DCV”), as the case may be, evidencing such Shares or (2) a confirmation of book-entry transfer of such Shares and (b) a properly completed and duly executed Form of Acceptance (or a copy thereof) and all other required documents. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Depositary of ADRs evidencing such tendered ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) confirming transfer of such tendered ADSs into the U.S. Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), and all other required documents. Payment may be made to tendering holders at different times if delivery of the Shares and ADSs and required documents occur at different times.

Under no circumstances will interest be paid by the Purchaser on the purchase price paid for Shares and ADSs pursuant to the U.S. Offer regardless of any delay in making such payments or extension of the expiration date.

The U.S. Offer is currently scheduled to expire at 11:00 p.m., New York City time, on Thursday, October 16, 2008 (the “Expiration Date”), unless and until the Purchaser, in its sole discretion (but subject to the applicable rules and regulations of the Commission), shall have extended the period of time during which the U.S. Offer will remain open, in which event the term “Expiration Date” will mean the latest time and date at which the U.S. Offer, as so extended by the Purchaser, shall expire.

Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, at any time or from time to time, in its sole discretion, to extend for any reason the period of time during which the U.S. Offer remains open by giving oral or written notice of such extension to the Share Depositary and the U.S. Depositary and making a public announcement thereof.

Tenders of Shares and ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 15, 2008, unless theretofore accepted for payment as provided in the Offer to Purchase, or at such later time as may apply if the U.S. Offer is extended beyond that date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Share Depositary for withdrawal of Shares or by the U.S. Depositary for withdrawal of ADSs, as applicable, at the appropriate address as set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or ADSs to be withdrawn and the number of Shares or ADSs to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or ADS. If the Shares or ADSs to be withdrawn have been delivered to the Share Depositary, or the U.S. Depositary, as applicable, a signed notice of withdrawal (with such signature guaranteed by an Eligible Institution (as defined in the Offer to Purchase) in the case of ADSs except for ADSs tendered by an Eligible Institution) must be submitted prior to the release of such Shares or ADSs. Such notice must also specify, in the case of Shares or ADSs tendered by delivery of certificates, the serial numbers shown on the particular titulos or ADRs evidencing the Shares or ADSs to be withdrawn or, in the case of Shares or ADSs tendered by book-entry transfer, the name and number of the account to be credited with the withdrawn Shares or ADSs. In addition, Shares tendered by book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the DCV and must comply with the DCV’s procedures. ADSs tendered by the book-entry transfer may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility and such withdrawals must comply with the Book-Entry Transfer Facility’s procedures. None of the Purchaser, Telefónica the Share Depositary or the U.S. Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash for Shares and/or ADSs pursuant to the U.S. Offer by a U.S. holder (as that term is defined for United States federal income tax purposes, see “The U.S. Offer — Section 6 — Certain U.S. Federal Income Tax Considerations” of the Offer to Purchase) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Holders of Shares and/or ADSs are encouraged to consult their tax advisors with respect to the particular tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws. For a more complete description of certain United States federal income tax consequences of the U.S. Offer, see “The U.S. Offer — Section 6 — Certain U.S. Federal Income Tax

Considerations” of the Offer to Purchase. The information required to be disclosed by paragraph (d)(1) of Rule l4d-6 and Rule 13e-3(e)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

A request has been made to the Company for the use of its stockholder registry and security position listings for the purpose of disseminating the U.S. Offer to U.S. Holders of Shares and ADSs. The Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other relevant documents will be mailed to record U.S. Holders of Shares and holders of ADSs and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on such list of holders of Shares and holders of ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares and/or ADSs.

The Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.

Questions and requests for assistance may be directed to the Information Agent at its telephone number set forth below. Additional copies of the Offer to Purchase, the related Form of Acceptance, ADS Letter of Transmittal, ADS Notice of Guaranteed Delivery and other tender offer documents may be obtained free of charge from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005
Bankers and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 859-8511

September 17, 2008

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